Exhibit 2.1

ASSET PURCHASE AGREEMENT
between
HUMAN LONGEVITY, INC.
and
NEOGENOMICS LABORATORIES, INC.
dated as of
January 10, 2020

TABLE OF CONTENTS
ARTICLE I DEFINITIONS 1
ARTICLE II PURCHASE AND SALE 8
Section 2.01 Purchase and Sale of Assets 8
Section 2.02 Assumed Liabilities 9
Section 2.03 Excluded Liabilities 9
Section 2.04 Purchase Price 11
Section 2.05 Purchase Price Adjustment; Estimated Closing Statement 11
Section 2.06 Purchase Price Allocation 13
Section 2.07 Withholding 13
Section 2.08 Consents to Certain Assignments 13
Section 2.09 Escrow 14
ARTICLE III CLOSING 14
Section 3.01 Closing 14
Section 3.02 Closing Deliverables 14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER 15
Section 4.01 Organization and Qualification of Seller 15
Section 4.02 Authority of Seller 15
Section 4.03 No Conflicts; Consents 16
Section 4.04 Title; Condition 16
Section 4.05 Intellectual Property 16
Section 4.06 Legal Proceedings 17
Section 4.07 Employees; Seller Employee Benefits 17
Section 4.08 Financial Information 18
Section 4.09 Absence of Undisclosed Liabilities 18
Section 4.10 Solvency 18
Section 4.11 Insurance 18
Section 4.12 Restrictions on Business Activities 18
Section 4.13 Assigned Contracts 19
Section 4.14 Compliance With Laws; Permits 19
Section 4.15 Related Party Transactions 19
Section 4.16 Real Property 19
Section 4.17 Tangible Personal Property 20
Section 4.18 Taxes 20
Section 4.19 Healthcare 20
Section 4.20 HIPAA and Privacy 21
Section 4.21 Certain Payments 22
Section 4.22 No Brokers 22
Section 4.23 No Other Representations and Warranties 23
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER 23
Section 5.01 Organization and Authority of Buyer 23
Section 5.02 Authority of Buyer 23
Section 5.03 No Conflicts; Consents 23
Section 5.04 Legal Proceedings 24

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ARTICLE VI ADDITIONAL AGREEMENTS AND COVENANTS 24
Section 6.01 Employees and Employee Benefits 24
Section 6.02 Confidentiality 24
Section 6.03 Public Announcements 25
Section 6.04 Taxes 25
Section 6.05 Further Assurances 26
Section 6.06 Payments 26
Section 6.07 Non-Competition and Non-Solicitation 26
Section 6.08 Post-Closing Access to Records 27
Section 6.09 Bulk Sale Waiver and Indemnity 28
ARTICLE VII INDEMNIFICATION 28
Section 7.01 Survival 28
Section 7.02 Indemnification By Seller 28
Section 7.03 Certain Limitations 29
Section 7.04 Notice of Loss; Third Party Claims 30
Section 7.05 Exclusive Remedies 31
Section 7.06 Distributions from the Escrow Funds; Survival 31
Section 7.07 Tax Treatment 31
ARTICLE VIII CONFIDENTIALITY 31
Section 8.01 Confidentiality 31
ARTICLE IX MISCELLANEOUS 32
Section 9.01 Expenses 32
Section 9.02 Notices 32
Section 9.03 Interpretation 33
Section 9.04 Headings 33
Section 9.05 Severability 33
Section 9.06 Entire Agreement 33
Section 9.07 Successors and Assigns 34
Section 9.08 No Third Party Beneficiaries 34
Section 9.09 Amendment and Modification; Waiver 34
Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial 34
Section 9.11 Specific Performance 35
Section 9.12 Signatures 35

LIST OF EXHIBITS

Exhibit 2.05(a) Closing Statement
Exhibit A Bill of Sale
Exhibit B Assignment and Assumption Agreement
Exhibit C Transition Services Agreement
Exhibit D Form of Offer Letter
Exhibit E Form of Sublease Agreement
Exhibit F Disclosure Schedules
Exhibit G Escrow Agreement

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of January 10, 2020, is made and entered into by and between Human Longevity, Inc., a Delaware corporation (“Seller”) and NeoGenomics Laboratories, Inc., a Florida corporation (“Buyer”). Buyer and Seller are each a “Party” and collectively the “Parties.”
Recitals
WHEREAS, Seller is engaged in, among other things, the business of providing genomic sequencing services in the field of oncology (the “Business”); and
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and liabilities of the Business, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Agreement
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
“Actual Working Capital” has the meaning set forth in Section 2.05(b)(i).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble, including any amendments thereto made in accordance with the terms hereof.
“Arbiter” has the meaning set forth in Section 2.05(e)(i).
“Assigned Contracts” has the meaning set forth in Section 2.01(a).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).
“Assumed Liabilities” has the meaning set forth in Section 2.02.
“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” shall mean all books, records, papers, contact files, client files and other files, documents, or correspondence of any kind, whether in printed or electronic format, in the care, custody, or control of Seller that relate to the Business, the Purchased Assets and the Assumed Liabilities.
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Florida or the State of California are authorized or required by Law to be closed for business.
“Business Permits” has the meaning set forth in Section 2.01(d).
“Buyer” has the meaning set forth in the preamble.
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Common Stock” means the common stock, par value $0.0001 per share, of Seller.
“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of December 10, 2019 between Buyer and Seller.
“Contracts” means all written or oral contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements (including any amendments thereto).
“Deficit” has the meaning set forth in Section 2.05(b)(i).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Item” has the meaning set forth in Section 2.05(e)(ii).
“Dollars” or “$” means the lawful currency of the United States.
“Employees” has the meaning set forth in Section 4.07.
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means an escrow agreement to be entered into among Buyer, Seller and the Escrow Agent in the form attached as Exhibit G.
“Escrow Amount” means $1,000,000.

“Estimated Working Capital” has the meaning set forth in Section 2.05(a).
“Excluded Assets” means (a) all cash, (b) all Receivables, (c) all Seller Employee Plans.
“Excluded Liabilities” has the meaning set forth in Section 2.03.
“Excluded Taxes” means all (a) Taxes owed by Seller or any of their Affiliates for any period; (b) Taxes arising out of or relating to the transactions contemplated by this Agreement; (c) Seller’s share of Transfer Taxes; (d) Taxes (or the nonpayment thereof) that relate to the Business, the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date; (e) Taxes relating to the Excluded Assets or Excluded Liabilities for any period; (f) Taxes (or the nonpayment thereof) of Seller for (i) all Taxes of any member of an affiliated group of which Seller (or any predecessor thereof) is or was a member (other than Taxes that related to the Business, the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) beginning after the Closing Date), (ii) all Taxes of any Person imposed on Seller as a transferee or successor, by Contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date and (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written); and (g) Taxes imposed on Buyer or any of its Affiliates as a result of any breach by Seller of any covenant relating to Taxes.
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Health Care Laws” means (a) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA and all applicable implementing regulations, rules, ordinances, judgments, and orders; and (b) all comparable state statutes and regulations.
“Indebtedness” means, with respect to the Business, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which payment is secured by the Purchased Assets; (d) all capitalized Lease obligations as defined under GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which Seller is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including any earnouts); (f) all obligations, contingent or otherwise, of such Person under acceptance, letters of credit indemnity agreements, or similar facilities; (g) any cash overdrafts or similar obligations; (h) any severance or change of control payments, liabilities or obligations owed or due to be paid as a result of the Closing; (i) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; (j) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (l) all Indebtedness of others referred to in clauses (a) through (k) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness or (II) otherwise to assure a creditor against loss; and (m) all Indebtedness referred to in clauses (a) through (k) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. To the extent any Indebtedness will be retired or discharged at the Closing, “Indebtedness” shall also include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties and payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness at Closing.
“Indemnified Party” has the meaning set forth in Section 7.03.
“Indemnifying Party” has the meaning set forth in Section 7.03.
“Insurance Policies” has the meaning set forth in Section 4.10.
“Intellectual Property” means, in any jurisdiction worldwide, all intellectual property rights of any kind, including rights in, to and concerning (a) patents, utility models, statutory invention registrations and applications for any of the foregoing (including provisional applications), and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, (b) trademarks, (c) copyrights (including copyrights in software), copyrightable subject matter, moral rights, database rights and mask works and, in each case, whether or not Registered, (d) confidential and proprietary information, trade secrets and know-how, including know-how in any processes, methods, designs, recipes, formulae, technical information, business information, studies, data, inventions and any rights therein, drawings, blueprints, designs, quality assurance and control procedures, design tools, simulation capability, manuals and technical information (whether or not provided to employees, customers, suppliers, agents or licensees), records, books or other indications of the foregoing, (e) all applications and registrations for any of the foregoing, and extensions thereof, (f) all rights of privacy and publicity, and (g) all rights to bring an action for past, present, and future infringement, misappropriation or other violation of rights and to receive damages, proceeds or other legal or equitable protections and remedies with respect to any of the foregoing.

“Intellectual Property Assets” means the Intellectual Property in any jurisdiction throughout the world associated with or incorporated in the Business.
“Knowledge” or any other similar knowledge or awareness qualification, means the actual knowledge of, with respect to Seller, Travis Lacey and Scott Treml and, with respect to Buyer, Douglas VanOort and George Cardoza. Such individual shall be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law (including common law) of any Governmental Authority.
“Leased Property” means the portion of the 4570 Executive Drive, San Diego, California 92121 currently leased by Seller.
“Liability” shall mean any liability, debt, obligation, loss, damage, claim, penalty, fine, duty, guarantee, cost, expense or other charge (including costs of investigation and defense and attorney’s fees, costs and expenses) of any kind or nature, in each case, whether direct or indirect, accrued or unaccrued, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured or disputed or undisputed, including those arising under any Laws, actions, suits, claims, investigations or other legal proceedings.
“Losses” means any losses, claims, damages, Taxes, liabilities, costs or expenses, including reasonable attorneys’ fees.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is (a) materially adverse to the business, results of operations, financial condition, Liabilities or assets of the Business, (b) is material and adversely affects the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted by Seller or (c) is material and adversely affects the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business; (vii) any natural or man-made disaster or acts of God; or (viii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions; provided, however, that any event or circumstance resulting from a matter described in any of the foregoing clauses (i) through (iv) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event or circumstance has a material, adverse and disproportionate effect on the Business, relative to other comparable entities operating in the industries or markets in which the Business is operated.
“Net Working Capital” means the amount calculated by subtracting (i) the current liabilities of Seller that are included in the Assumed Liabilities as of the Closing Date as set forth on the Closing Statement from (ii) the current assets of Seller that are included in the Purchased Assets as of the

Closing Date as set forth on the Closing Statement, in each case, as of the close of business on the business day immediately prior to the Closing Date and determined in material accordance with GAAP (unaudited) as consistently applied by Seller; provided, however, that the Parties agree that for purposes of determining Net Working Capital, Seller’s current liabilities shall not include (A) any Indebtedness, all of which shall be paid off in full as of the Closing Date or (B) any Transaction Expenses, except to the extent separately accrued for as current liabilities in the calculation of Actual Net Working Capital.
“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.
“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which Seller is not otherwise subject to criminal Liability due to its existence: (a) liens for Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single asset or property or $50,000 in the aggregate at any time; (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business only to the extent specifically set forth in the on Section 1.01 of the Disclosure Schedule; and (d) other minor imperfections of title or Encumbrances, if any, that have not, and would not, materially impair the current occupancy or current use of such Leased Property or Purchased Assets.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
“Preferred Stock” means the Series A-1 Preferred Stock and Series A-2 Preferred Stock.
“Preferred Stockholder” means a holder of shares of Preferred Stock immediately prior to the Closing Date.
“Privacy Contracts” has the meaning set forth in Section 4.18(b).
“Privacy Policies” has the meaning set forth in Section 4.18(a).
“Protected Personal Information” means any: (a) Protected Health Information as defined at 42 C.F.R. § 160.103; (b) personally identifiable information protected under any other federal or state Law or regulation; (c) personally identifiable information of any current, former, or prospective employee of Seller; (d) information required by any Law or industry standard or requirement to be encrypted, masked, or otherwise protected from disclosure; (e) financial account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s financial account, and account information, including balances and transaction data; and (f) any other sensitive information regarding an individual or his or her employment, family, health, or financial status.
“Protest Notice” has the meaning set forth in Section 2.05(d).
“Purchase Price” has the meaning set forth in Section 2.04.

“Purchased Assets” has the meaning set forth in Section 2.01.
“Receivables” means any and all accounts receivable (including future accounts receivable related to work in progress or work that is otherwise unbilled as of the Closing), notes and other amounts receivable from Customers (including costs and estimated revenue in excess of billings), arising from the conduct of the Business before the Closing together with any unpaid financing charges accrued thereon.
“Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Related Party” means any person who is a shareholder, member, manager, director, officer or employee of Seller or any Affiliate of any such person including for any individual, (a) such individual’s spouse, lineal descendants (whether natural or adopted), siblings, parents, spouse’s parents, (b) the lineal descendants and any spouse of any of the individuals described in the foregoing clause (a) and (c) a trust solely for the benefit of such individual and/or the individuals described in the foregoing clause (a) with respect to such individual.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other authorized agents of such Person.
“Restricted Business” has the meaning set forth in Section 6.07(a).
“Restricted Period” has the meaning set forth in Section 6.07(a).
“Seller” has the meaning set forth in the preamble.
“Seller Charter Documents” has the meaning set forth in Section 4.03.
“Seller Employee Plan” has the meaning set forth in Section 2.03(g).
“Series A-1 Preferred Stock” means preferred stock designated as Series A-1 Preferred Stock, par value $0.0001 per share, in the Seller Charter Documents.
“Series A-2 Preferred Stock” means preferred stock designated as Series A-2 Preferred Stock, par value $0.0001 per share, in the Seller Charter Documents.
“Stockholder” means a holder of Preferred Stock or Common Stock immediately prior to the Closing Date.
“Straddle Period” has the meaning set forth in Section 6.04(b).
“Sublease Agreement” has the meaning set forth in Section 3.02(a)(vi).
“Subleased Real Property” means a portion of the Leased Property consisting of approximately 14,672 rentable square feet of space located at the second floor and comprised of lab space and a small portion of office space.
“Supporting Documents” has the meaning set forth in Section 2.05(b)(ii).

“Surplus” has the meaning set forth in Section 2.05(b)(i).
“Tangible Personal Property” has the meaning set forth in Section 2.01(c).
“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheat, unclaimed property obligations, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (whether disputed or not).
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” has the meaning set forth in Section 6.07(a).
“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Sublease Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.
“Transaction Expenses” has the meaning set forth in Section 2.03(k).
“Transferred Employee” has the meaning set forth in Section 6.01(a).
“Transfer Taxes” has the meaning set forth in Section 6.04(a).
“Transition Services Agreement” means the transition services agreement to be entered into between Buyer and Seller with respect to the services to be provided by Seller to Buyer following the Closing as set forth on Exhibit C.
“Working Capital Target” means $0.00.
ARTICLE II
PURCHASE AND SALE
Section 2.01  Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing (and effective as of 12:01 AM. on the Closing Date), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to the assets used only in connection with the Business and listed on Section 2.01 of the Disclosure Schedules (collectively, the “Purchased Assets”) consisting of the following:
(a) all of Seller’s right, title and interest in and to all of the Contracts that are exclusively related to the Business set forth on Section 2.01(a) of the Disclosure Schedules (the “Assigned Contracts”), including any and all data received or generated by Seller prior to Closing pursuant to such Contracts;

(b) all Intellectual Property Assets set forth on Section 2.01(b) of the Disclosure Schedules;
(c) all rights in respect of the Subleased Real Property;
(d) the furniture, fixtures, equipment, supplies and other tangible personal property of the Business listed on Section 2.01(d) of the Disclosure Schedules (the “Tangible Personal Property”);
(e) all Permits of Seller that are used only in connection with the Business listed on Section 2.01(e) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law (the “Business Permits”);
(f) all Books and Records relating to the Purchased Assets set forth on Section 2.01(f) of the Disclosure Schedules;
(g) all of Seller's rights and incidents of interest in and to causes of action, suits, proceedings, judgments, claims and demands of any nature, whenever maturing or asserted, relating to or arising directly or indirectly out of any of the Purchased Assets, including those arising under or pursuant to any warranty, guarantee or indemnity;
(h) all sales and promotional literature, customer lists and other sales-related materials primarily related to the Business owned, used, associated with or employed by Seller as of the Closing;
(i) all goodwill associated with the Purchased Assets; and
(j) all other properties, assets and rights of every kind, character or description which are owned by Seller and that are only used by Seller in conducting its Business and that are not Excluded Assets.
Notwithstanding anything to the contrary in this Agreement all right, title and interest in and to the Excluded Assets shall remain vested in Seller and Buyer shall have no interest therein.
Section 2.02  Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume only the following liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets after the Closing (collectively, the “Assumed Liabilities”):
(a) all liabilities and obligations arising under or relating to the Assigned Contracts after the Closing Date but only to the extent such liabilities or obligations arise, accrue or first become due after the Closing Date under the terms of the Assigned Contracts; provided, however, that Buyer will not assume or be responsible for any such liabilities or obligations that arise from any breach or default by Seller under any Assigned Contract that occurs prior to the Closing Date or that arises out of or relates to events or circumstances that occur or exist prior to the Closing Date, all of which liabilities and obligations will constitute Excluded Liabilities;
(b) all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period arising after the Closing Date and (ii) Transfer Taxes for which Buyer is liable pursuant to Section 6.04; and

(c) all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets after the Closing.
Section 2.03  Excluded Liabilities. Other than the Assumed Liabilities (as defined in Section 2.02), Seller shall retain, and remain wholly responsible and liable for, and Buyer shall not assume by virtue of this Agreement, and shall have no liability or obligation for, any Liability of Seller or any Affiliate of Seller (collectively, the “Excluded Liabilities”), including, without limitation, any of the following:
(a) Excluded Taxes;
(b) Liabilities (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for income Taxes of Seller or Taxes of Seller that are unrelated to the Purchased Assets, the Business or any employee, including without limitation, any sales Taxes payable with respect to Receivables;
(c) Liabilities or any other obligation relating to any assets not included within the Purchased Assets;
(d) Liabilities of Seller that constitute trade payables;
(e) Liabilities or any other obligations of Seller arising under or relating to any Assigned Contract to the extent such liabilities or obligations arise prior to the Closing Date or arise from any breach or default by Seller (or any of its Affiliates) under any Assigned Contract that occurs prior to the Closing Date or that arises out of or relates to events or circumstances that occur or exist prior to the Closing Date;
(f) Liabilities or any other obligations of Seller arising under or relating to any Contract to which Seller is, or was, a party other than an Assigned Contract;
(g) Liabilities or any other obligations of Seller with respect to (i) any employee plan maintained, sponsored, contributed to or participated in by Seller or any Affiliate of Seller for the benefit of or relating to any current or former employee of the Business (“Seller Employee Plan”) and the amendment to or the termination of any Seller Employee Plan or (ii) any person at any time employed by, or who was a consultant to, Seller or any Affiliate of Seller (including, without limitation, any such person who fails to accept an offer of employment by Buyer or any of its Affiliates), and any such person’s spouse, children, other dependents or beneficiaries, with respect to any such person’s employment or termination of employment by Seller or any Affiliate of Seller including, without limitation, claims arising under health, medical, dental, disability or other benefit plan for products, supplies or services provided or rendered prior to the Closing Date;
(h) Liabilities or any other obligations of Seller, based in whole or in part on violations of Law or environmental conditions occurring or existing prior to the Closing Date;
(i) Liabilities or any other obligations of Seller arising out of or relating to any action or proceeding to which Seller is a party on the date of this Agreement;
(j) costs and expenses incurred by Seller incident to the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein, except as otherwise specified in this Agreement, including, but not limited to, the requirement under Section 6.04(a) for Buyer to pay a portion of the Transfer Taxes (defined in Section 6.04(a));
(k) Liabilities of Seller to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except as otherwise specified in this Agreement (together with the costs and expenses described in Section 2.03(j), the “Transaction Expenses”);
(l) any Indebtedness;
(m) Liabilities for any and all severance or other termination-related costs with respect to employees who are not hired by Buyer;
(n) Liabilities that any Person seeks to impose upon Buyer or its Affiliates by virtue of any theory of successor liability, including any such Liabilities relating to labor and employment matters;
(o) all Liabilities of Seller and its Affiliates arising out of or related to any insurance policy claims made prior to the Closing; and
(p) Liabilities arising from a breach by Seller of any of the representations, warranties or covenants contained in this Agreement.
Section 2.04  Purchase Price.
(a) The aggregate purchase price being paid by Buyer to Seller for the transfer and delivery of the Purchased Assets and the rights and benefits conferred under this Agreement shall be an amount equal to (a) $37,000,000, less the Escrow Amount (which shall be delivered by wire transfer of immediately available funds to the account identified by the Escrow Agent pursuant to the Escrow Agreement), payable in cash to Seller upon the date of the execution of this Agreement (the “Closing Payment”), plus (b) the assumption by Buyer of Assumed Liabilities pursuant to Section 2.02 as and when due (the “Purchase Price”). The Closing Payment shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date. Upon receipt by Seller of the Closing Payment, all title and interest to the Purchased Assets shall transfer to Buyer.
Section 2.05  Purchase Price Adjustment; Estimated Closing Statement.
(a) Attached hereto as Exhibit 2.05(a) is an estimated balance sheet of the Business based upon the Purchased Assets and the Assumed Liabilities as of 12:01 a.m. on the Closing Date (the “Closing Statement”), which sets forth Seller’s good faith estimate of the Net Working Capital as of 12:01 a.m. on the Closing Date (the “Estimated Working Capital”).
(b) As soon as practicable after the Closing Date, but not later than one hundred eighty (180) days following the Closing Date, Buyer shall prepare and deliver to Seller the following:
(i) Buyer’s calculation of the Net Working Capital as of 12:01 a.m. on the Closing Date consistent with the definitions thereof as set forth herein (the “Actual Net Working Capital”), together with a statement setting forth the amount, if any, by which the Actual Net Working

Capital is less than the Target Working Capital (such deficiency, the “Deficit”) or the Actual Net Working Capital is greater than the Target Working Capital (such excess, the “Surplus”); and
(ii) all work papers and copies of source documents that reasonably support and document Buyer’s determination of Actual Working Capital (collectively, the “Supporting Documents”).
(c) Following the delivery of Buyer’s calculation of the Actual Net Working Capital and the Supporting Documents to Seller, Seller and Buyer shall, and shall cause their respective accountants and other representatives to, fully cooperate with each other in the preparation and review of the determination of Actual Net Working Capital, including, without limitation, by providing access to accountant’s work papers relevant to the determination of the Actual Net Working Capital, as well as the books and records related thereto.
(d) Within thirty (30) days after Seller’s receipt of Buyer’s calculation of the Actual Working Capital and Supporting Documents, Seller may deliver written notice (the “Protest Notice”) to Buyer of any objections to Buyer’s calculation of Actual Working Capital, but only on the basis that the amounts reflected on the Closing Statement (A) were not arrived at in accordance with the definition of Net Working Capital or (B) were arrived at based on factual, mathematical or clerical error. The Protest Notice shall (A) describe the nature of Seller’s objection in reasonable detail, (B) identify the specific items involved and the dollar amount of each such objection, and (C) be accompanied with reasonable supporting documentation for each of Seller’s objections. If Seller fails to deliver a Protest Notice within such thirty (30)-day period, then Seller will be deemed to have accepted Buyer’s calculation of Actual Working Capital and the resulting determination of the Purchase Price for the purposes of this Section 2.05.
(e) If Seller timely delivers a Protest Notice to Buyer, then any dispute relating to the Protest Notice shall be resolved as follows:
(i) The Parties shall promptly endeavor to negotiate in good faith to reach agreement upon the amount of the Actual Working Capital. In the event that a written agreement determining the amount of the Actual Working Capital has not been reached within twenty (20) Business Days after the date of receipt by Buyer of the Protest Notice, Seller and Buyer shall, within thirty (30) days following the expiration of such twenty (20)-business day period, engage the Arbiter to arbitrate the dispute over the calculation of the Actual Working Capital. The Arbiter shall be retained pursuant to an engagement agreement, in commercially reasonable form, executed by Seller and Buyer. Upon the selection of the Arbiter, each of Buyer’s and Seller’s determination of the items in dispute shall be submitted to the Arbiter. As used in this Agreement, “Arbiter” shall mean BDO or, if BDO is unwilling or unable to serve, a mutually acceptable, nationally or regionally recognized independent accounting firm (with whom neither Buyer or its Affiliates, nor Seller or its Affiliates, have any relationship).
(ii) The Arbiter shall be directed to render a detailed written report that sets forth the resolution of all items in dispute set forth in the Protest Notice (the “Disputed Items”) and that contains a final calculation of Actual Working Capital as promptly as practicable, and to resolve only the Disputed Items. Each of Seller and Buyer shall furnish to the Arbiter such work papers, schedules and other documents and information relating to the Disputed Items as the Arbiter may reasonably request. The Arbiter shall establish the procedures it shall follow (including procedures regarding the presentation of materials supporting each Party’s position) giving due regard to the mutual intention of Buyer and Seller to resolve each of the Disputed Items as accurately, quickly, efficiently and inexpensively as possible, but in no event later than ninety (90) days after the Protest Notice is sent by Seller. The Arbiter’s resolution of the Disputed Items and the calculation of the Actual Working Capital shall be final and binding upon each Party absent manifest error by the Arbiter. The fees and expenses of the Arbiter shall be borne by Seller, on the one hand, and Buyer, on the other hand, in proportion to the amounts by which their last proposals differed from the Arbiter’s final determination with respect to the Disputed Items and the Actual Working Capital (prior to the submission thereof to the Arbiter), with such allocation to be determined by the Arbiter.
(f) If, after the final determination of the Actual Working Capital, there is a Deficit, then the Purchase Price shall be reduced dollar-for-dollar by the entire amount of such Deficit, which amount shall be paid by Seller to Buyer in cash within ten (10) Business Days after the final determination of the Actual Working Capital.
(g) If, after the final determination of the Actual Working Capital, there is a Surplus, then the Purchase Price shall be increased dollar-for-dollar by the entire amount of such Surplus, which amount shall be paid by Buyer to Seller in cash within ten (10) Business Days after the final determination of the Actual Working Capital.
(h) The working capital adjustment shall be the sole and exclusive remedy of Buyer and Seller with respect to (i) determining whether or not any adjustment would be made to the Actual Working Capital pursuant to this Section 2.05 (whether or not any such adjustment was, in fact, made), (ii) determining the amount of any such adjustment, and/or (iii) resolving any Disputed Items (which shall not be subject to claims under ARTICLE 7).
Section 2.06  Purchase Price Allocation. Buyer and Seller mutually agree that the consideration paid and deemed paid for the Purchased Assets shall be allocated among the Purchased Assets in accordance with an allocation schedule prepared by Buyer in accordance with Section 1060 of the Code and delivered to Seller within forty-five (45) days following the Closing, which allocation will be subject to Seller’s approval (not to be unreasonably withheld, conditioned or delayed) (the “Purchase Price Allocation”). The Purchase Price Allocation shall be amended by Buyer, in consultation with Seller, from time to time as necessary to reflect adjustments to the consideration paid or deemed paid for the Purchased Assets. For all Tax purposes, Buyer and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the Purchase Price Allocation and that neither Buyer nor Seller will take any position inconsistent therewith in any Tax Return, refund claim, litigation, or otherwise, unless otherwise required pursuant to applicable Law.
Section 2.07  Withholding. Buyer shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement to any Person any amounts required to be deducted and withheld under the Code, or any other Tax Law. To the extent that amounts are so deducted and withheld, such amounts will be treated for purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made by Buyer.
Section 2.08  Consents to Certain Assignments.
(a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to sell, transfer, assign or deliver, directly or indirectly, any Purchased Asset, or any benefit arising thereunder, if an attempted direct or indirect sale, transfer, assignment or delivery thereof, without the consent of or notice to a third party (including a Governmental Authority), would constitute a breach, default, violation or other contravention of the rights of such third party, would be ineffective with respect to any party to a Contract concerning such Purchased Asset or would in any way adversely affect the rights of Seller or any of its Affiliates or, upon transfer, Buyer. Buyer agrees that neither Seller nor any of its Affiliates shall have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such consent or give any such notice, except for liability under this Agreement to the extent the requirement to obtain any such consent constitutes a breach of any representation, warranty or covenant of Seller or is a condition to Closing herein.
(b) If any such consent is not obtained or notice is not given prior to the Closing, the Closing shall nonetheless take place subject to and on the terms set forth herein and, thereafter, through the earlier of the time as such consent is obtained or notice is given or eighteen (18) months following the Closing (or, if the Purchased Asset is a Contract, the remaining term of the Contract, if shorter), Buyer shall use its commercially reasonable efforts to secure such consent or give such notice as promptly as practicable after the Closing and Seller shall provide or cause to be provided reasonable assistance to Buyer (not including the paying of any consideration) reasonably requested by Buyer to secure such consent or give such notice, or cooperate in good faith with Buyer (with each Party being responsible for its own out-of-pocket expenses, but without requiring the payment of any amounts by Seller to any party in order to obtain such party’s consent and without any further consideration paid by Buyer to Seller) in any lawful and reasonable arrangement reasonably proposed by Buyer under which (i) Buyer shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic and other rights and benefits under the Purchased Asset with respect to which the consent has not been obtained and (ii) Buyer shall assume any related economic or other obligations (to the extent such obligations are Assumed Liabilities) and risk of assumption with respect to such Purchased Asset (to the extent that the requirement to obtain any such consent does not constitute a breach of any representation or warranty of Seller). Following the Closing, until such consent is obtained or such notice is given, Buyer will, and will cause each of its Affiliates to, comply with the terms of any Contract (to the extent an Assumed Liability) constituting a Purchased Asset that has not yet been transferred or assigned due to the failure to receive such consent as if such Contract had been so transferred or assigned. Seller shall (x) act in good faith with respect to efforts to obtain consent or give notice under any such Contract and (y) provide copies of all written correspondence, notices and any other document received by or sent to any third party with respect to obtaining consent or giving notice under such Contract and provide reasonable information about any other material third party communications relating to obtaining consent or giving notice under such Contract.
Section 2.09  Escrow. The Parties acknowledge and agree that Buyer will deposit the Escrow Amount into escrow with the Escrow Agent, which will hold back and retain the Escrow Amount pursuant to the Escrow Agreement, and the Buyer Indemnitees shall look first to the Escrow Amount to seek recovery for Losses indemnifiable by Seller under Section 7.02 in accordance with the terms and conditions set forth in ARTICLE 7. The Parties agree that 50% of all fees, costs and expenses of the Escrow Agent shall be paid by Buyer and 50% of such fees, costs and expenses shall be borne by Seller.

ARTICLE III
CLOSING
Section 3.01  Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof, effective as of 1:00 p.m., Pacific Time on such date (the “Closing Date”).
Section 3.02  Closing Deliverables.
(a) At the Closing, Seller shall deliver to Buyer the following:
(i) a bill of sale in the form of Exhibit A (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;
(ii) an assignment and assumption agreement in the form of Exhibit B (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
(iii) the Transition Services Agreement duly executed by Seller;
(iv) a sublease agreement, in the form of Exhibit E (the “Sublease Agreement”) with respect to the sublease of the Subleased Real Property) and duly executed by Seller, accompanied by the landlord estoppel and consent attached as an exhibit thereto, duly executed by the landlord of the Leased Property;
(v) all Books and Records contemplated pursuant to Section 2.01(f);
(vi) a certificate certifying that Seller is not a foreign person for purposes of Section 1445 of the Code or that the purchase is otherwise exempt from withholding under Sections 1445 and 1446 of the Code;
(vii) all consents to the assignment of the Contracts indicated as “Required Consents” in Section 3.02 of the Disclosure Schedule;
(viii) evidence reasonably satisfactory to Buyer of the release of any and all Encumbrances (other than Permitted Encumbrances) with respect to the Purchased Assets;
(ix) a certificate signed by a duly authorized representative of Seller certifying as to the due authorization from the board of directors of Seller of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby; and
(x) a duly executed Escrow Agreement executed by Seller.
(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer which designation shall occur no later than two (2) Business Days prior to the Closing Date;
(ii) the Assignment and Assumption Agreement duly executed by Buyer;
(iii) the Sublease Agreement duly executed by Buyer;
(iv) the Transition Services Agreement duly executed by Seller; and
(v) a duly executed Escrow Agreement executed by Buyer.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the Closing Date.
Section 4.01  Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it that are related to the Business, and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.
Section 4.02  Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller, including due authorization from the Stockholders, including the Preferred Stockholders representing a majority of the outstanding shares of Preferred Stock of Seller. This Agreement and each Transaction Document to which Seller is a party has been duly executed and delivered by Seller and is binding upon, and legally enforceable against, Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 4.03  No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the passage of time: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller (the “Seller Charter Documents”); (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation, termination or breach of, constitute a material default under or result in the acceleration of any

Assigned Contract, or Permit or result in the creation or imposition of any Encumbrances on any of the Purchased Assets other than Permitted Encumbrances. No consent or approval of, or registration, notification, filing, and/or declaration with, any Governmental Authority is required to be given or made by Seller in connection with the execution, delivery, and performance by Seller of this Agreement and the Transaction Documents or the taking by Seller of any other action contemplated hereby or thereby.
Section 4.04  Title; Condition. Seller is the owner of all right, title and interest in and to the Purchased Assets and has good, valid and marketable title to the Purchased Assets and, with respect to contract rights relating to Assigned Contracts, is a party to, enjoys the right to the benefits of all such contracts including to provide all material services required to be provided under the Assigned Contracts, as conducted by Seller prior to Closing. Pursuant to the transactions contemplated herein, Seller is transferring to Buyer, and Buyer will acquire good and valid title to the Purchased Assets (and a valid and effective assignment of all Assigned Contracts) and all of Seller's right, title and interest therein, free and clear of Encumbrances except for Permitted Encumbrances. The Purchased Assets constitute all the material properties, assets and rights of Seller forming a part of, used, held or intended to be used primarily in, and all such material properties, assets and rights of Seller as are necessary in the conduct of, the Business as presently conducted. The Purchased Assets are in good operating condition and repair, subject to normal wear and tear, and are suitable for the purposes for which they have been used by Seller prior to Closing. Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to Buyer.
Section 4.05  Intellectual Property.
(a) Section 2.01(b) of the Disclosure Schedule sets forth an accurate and complete list of all Intellectual Property Assets. Seller owns and has the right and authority to use all such Intellectual Property Assets, free and clear of any Encumbrances (other than Permitted Encumbrances), without obligation to pay any royalty or any other fees with respect thereto.
(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property Assets or in any material way impair the right of Buyer or any of its Affiliates to use (without payment of additional royalties), sell, license or dispose of, or to bring any action for the infringement of, any such Intellectual Property or portion thereof. There is no pending or, to the Knowledge of Seller, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the Intellectual Property Assets, nor has Seller received any notice asserting that the Intellectual Property Assets or the use, sale, license or disposition thereof conflicts with or violates, or will conflict with or violate the rights of any other party. Seller has not as of the date of this Agreement made any claim of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of Seller) of its rights to, or in connection with, any Intellectual Property Assets, and, to Seller’s Knowledge, no person or entity is infringing upon, violating or misappropriating, any of Seller’s Intellectual Property Assets. The Intellectual Property Assets include all Intellectual Property rights necessary or material to the conduct of the Business as and where conducted on the date hereof. No licenses or rights from any third parties (or additional payments to any such persons resulting from the transactions contemplated by this Agreement) are required to use and exploit the Intellectual Property Assets as currently used and exploited by Seller. The Intellectual Property Assets are not subject to any agreement with any third party pursuant to which Seller has, or could be required to, deposit into escrow such Intellectual Property Assets.

Section 4.06  Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business or the Purchased Assets (including Seller’s operation and ownership thereof), whether at law or in equity or before or by any Governmental Authority, or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby. Seller is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality relating to or affecting the Business or the Purchased Assets. There is no action, suit, proceeding or investigation by Seller currently pending or which Seller intends to initiate against any other Person in connection with the Business or the Purchased Assets.
Section 4.07  Employees; Seller Employee Benefits.
(a) Section 4.07(a) of the Disclosure Schedules lists the names, start dates, rates of pay per applicable period, applicable commission rates, applicable work hours, applicable bonus percentage, applicable cell phone allowance, annual vacation time, and titles of all Persons employed or otherwise engaged as consultants or agents by Seller who are currently working for the Business (the “Employees”). Except as set forth on Section 4.07(a) of the Disclosure Schedules, there are no contracts between any of the Employees and Seller or any of its Affiliates. As of the date of this Agreement, Seller is not delinquent in any payments to any of its Employees for any wages, salaries, commissions, bonuses or other direct cash compensation for any services performed for Seller. As of the date of this Agreement, there are no Employee grievances, complaints or charges pending against Seller or, to Seller’s Knowledge, otherwise related to the Business under any employee dispute resolution procedure. Each of Seller and the operation of the Business as conducted on the date hereof is in compliance in all material respects with all applicable federal, state, local and all other applicable laws, regulations, ordinances or orders with respect to employment and employment practices, terms and conditions of employment and wages and hours. To Seller’s Knowledge, each employee of Seller is currently deploying all of his or her scheduled work time to the conduct of the business of Seller, and no employee of Seller has any intention to terminate his or her employment with Seller or to change his or her work schedule in any material respect as a result of the transactions contemplated by this Agreement or otherwise. None of the employees of Seller are represented by a union and, to the Knowledge of Seller, there have been no union organizing efforts conducted at Seller and none are now being conducted. Except as would not result in a material liability, neither Seller nor, to Seller’s Knowledge, any of its Affiliates has misclassified any Employee as an independent contractor, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of the Business (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Seller Employee Plan.
(b) Each Seller Employee Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable law governing such Seller Employee Plan, and each Seller Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms. The consummation of the transactions contemplated by this Agreement will not result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.
Section 4.08  Financial Information. Seller has delivered to Buyer a true and correct unaudited statement of the gross revenues of the Business as of October 31, 2019 for the ten (10) month period then ended, determined in material accordance with GAAP (unaudited) as consistently applied by Seller.

Section 4.09  Absence of Undisclosed Liabilities. There are no Liabilities of the Business that would be required to be disclosed in a balance sheet prepared in accordance with GAAP, other than Liabilities (a) that are reflected on the Closing Statement, (b) set forth in Section 4.09 of the Disclosure Schedule, or (c) incurred since October 31, 2019 in the ordinary course of business, consistent with past practice, of Seller which are not, in the aggregate, material to the Business.
Section 4.10  Solvency. No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller (other than as a creditor) or any of the Purchased Assets are pending or are being contemplated by Seller, or are, to Seller’s Knowledge, being threatened against Seller by any other person, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the basis for the institution of such insolvency proceedings. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (a) Seller will be able to pay the Excluded Liabilities as they become due; (b) the Excluded Assets (calculated at fair market value) and the cash proceeds of the sale contemplated in this Agreement will exceed the Excluded Liabilities; and (c) taking into account all pending and threatened litigation that Seller is aware of, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.
Section 4.11  Insurance. Section 4.11 of the Disclosure Schedule sets forth a list of all insurance policies maintained by Seller that relate to the Business or the Purchased Asset, specifying the type of coverage, the amount of coverage, the insurer and the expiration date of each such policy (collectively, the “Insurance Policies”) and all claims under such Insurance Policies since December 31, 2016 in excess of $50,000. Each Insurance Policy is in full force and effect in accordance with its terms and, collectively, such Insurance Policies are reasonably adequate and customary for the conduct of the Business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. The Insurance Policies permit claims to be made after the Closing Date with respect to such losses, liabilities, damages or expenses relating to or arising out of work performed prior to the Closing Date, and the Parties will cooperate in submitting claims under such insurance policies with respect to such losses, liabilities, damages or expenses relating to work performed prior to the Closing Date.
Section 4.12  Restrictions on Business Activities. There is no material Contract, judgment, injunction, order or decree binding upon Seller or any of the Purchased Assets that restricts or prohibits, purports to restrict or prohibit, has or could reasonably be expected to have, whether before or after consummation of this Agreement, the effect of prohibiting, restricting or impairing any current business practice of Seller by limiting the freedom to engage in the Business or any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any Person, including any grants by Seller of exclusive rights or exclusive licenses.
Section 4.13  Assigned Contracts. Each Assigned Contract is a valid, binding and enforceable agreement against Seller and, to Seller’s Knowledge, the other parties thereto in accordance with its terms. No consent, authorization or approval is required under any Assigned Contract in connection with the consummation of the transactions contemplated by this Agreement and the continuation, validity and effectiveness of each Assigned Contract will not be affected by the consummation of the transactions contemplated hereunder. Seller is not in breach of, or in default under, the terms of any Assigned Contract and has not received any notice of any such breach or default. To Seller’s Knowledge, no other party to any Assigned Contract has breached any provision or is in default under any Assigned Contract. There are no pending renegotiations of any of the Assigned Contracts, and to Seller’s Knowledge, no party to any Assigned Contract intends to terminate, cancel or materially change the terms of any such Assigned Contract. All Receivables that are reflected on the balance sheet prepared by Seller or on the Closing Statement have or will have arisen from the sale of services to Persons not affiliated with or related to Seller and in the ordinary course of business consistent with past practice. The reserves for doubtful accounts reflected on the Financial Statements or on the Closing Statement were calculated in a manner consistent with past practice.
Section 4.14  Compliance With Laws; Permits.
(a) Seller is and has been during the last three (3) years, in compliance in all material respects with all Laws and Governmental Orders applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. During the last three (3) years, Seller has not received any written notice or other written communication from any Governmental Authority or any other person regarding any actual or alleged violation of or failure to comply with any term or requirement of any such Law or Governmental Order.
(b) All Business Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force. Seller has not received any written notice from any Governmental Authority of any violation of any applicable Legal Requirements that remains unresolved. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not result in suspension, revocation, impairment, forfeiture, or nonrenewal of any Business Permits.
Section 4.15  Related Party Transactions. (i) There are no Liabilities of Seller to any Related Party (other than for salaries and bonuses for services rendered or reimbursable business expenses), (ii) there are no Liabilities of any Related Party to the Business (other than advances made to employees of Seller in the ordinary course of business), and (iii) no Related Party has any direct or indirect economic interest in any Assigned Contract or other Purchased Asset with Seller (other than through an employment agreement).
Section 4.16  Real Property.
(a) Seller does not own any real property in connection with the Business.
(b) With respect to the lease underlying the Leased Property (the “Lease”): (i) Seller has delivered or made available to Buyer a true and complete copy of the Lease (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including consents for alterations, assignments and sublets, documents recording variations, memoranda of lease,  subordination, non-disturbance, and attornment agreements, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates); (ii) Seller’s possession and quiet enjoyment of the real property under the Lease is not currently being disturbed and Seller has all easements and rights necessary to conduct the Business in a manner consistent with past practices; (iii) to Seller’s Knowledge, there are no disputes with respect to or defaults under the Lease; (iv) to Seller’s Knowledge, the buildings, plants, improvements and structures, including, without limitation, heating, ventilation and air conditioning systems, roof, foundation and floors of the real property under the Lease, are in good operating condition and repair, subject only to ordinary wear and tear; (v) Seller has not subleased, licensed or otherwise granted to any person the right to use or occupy the Leased Property or any portion thereof (other than as contemplated by the Sublease); and (vi) Seller has not collaterally assigned or granted any other security interest in such Lease or any interest therein.
(c) To Seller’s Knowledge, (i) all the Leased Property is occupied under a valid and current certificate of occupancy or similar permit, (ii) the transactions contemplated by this Agreement and the Transaction Documents will not require the issuance of any new or amended certificate of occupancy, and (iii) subject to the receipt of any necessary landlord consents to the actions contemplated by this Agreement, there are no facts that would prevent the portion of the Leased Property subject to the Sublease from being occupied by Buyer after the Closing substantially in the same manner as occupied by Seller immediately prior to the Closing.
Section 4.17  Tangible Personal Property. Section 4.17 of the Disclosure Schedule sets forth a true and complete list of all contracts, agreements, leases for and relating to Tangible Personal Property (the “Tangible Personal Property Agreements”) and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates). Seller is not in material default under any of the Tangible Personal Property Agreements to which Seller is a party pertaining to the Tangible Personal Property and, to Seller’s Knowledge, Seller has the full right to exercise any renewal options contained in such agreements on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options, subject to the terms of each agreement. Except as described in Section 4.17 of the Disclosure Schedule, Seller has the full right to assign to Buyer each Lease to which Seller is a party pertaining to the Tangible Personal Property on the terms and conditions contained therein.
Section 4.18  Taxes. Seller has timely filed in accordance with applicable Law all Tax Returns that it was required to file with respect to the Purchased Assets, all such Tax Returns were true, correct and complete in all material respects and all Taxes owed by Seller with respect to the Purchased Assets (whether or not shown on any Tax Return) have been timely paid. Seller has withheld and timely paid all Taxes with respect to the Purchased Assets required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are (and immediately following the Closing there will be) no Encumbrances on any of the Purchased Assets relating to or attributable to Taxes (other than Permitted Encumbrances). No audit or other examination or request for information of any Tax Return with respect to the Purchased Assets is in progress, nor has Seller been notified of any request for such an audit or other examination or request for information. Seller is not a party to any, and none of the Purchased Assets is the subject of any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract. There is no taxable income relating to the Purchased Assets or Assumed Liabilities that will be required under applicable Law to be reported by Buyer or any of its Affiliates for any period after the Closing Date which taxable income was realized (or reflects economic income arising) prior to the Closing Date. Seller is not a “foreign person” as defined in Section 1445 of the Code.
Section 4.19  Healthcare. Seller does not participate in the Medicare and Medicaid programs.

(d) To the Knowledge of Seller, Seller is and has been, during the preceding six (6) years, in compliance in all material respects with all applicable Health Care Laws that related to the Business. Seller maintains a compliance program that is intended to assist the Business and its managers, officers and employees in complying in all material respects with applicable Health Care Laws.
(e) Neither (i) Seller nor any current employee of Seller has been excluded from participation in any government payment program and (ii) current officer, director, governing board member, agent or managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)) of Seller has been excluded from participation in any government payment program or been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a crime described in 42 U.S.C. § 1320a-7b.
(f) Seller is not subject to: (i) any written agreement with any Governmental Authority to establish or maintain a corporate integrity policy or program or (ii) any settlement, reporting obligation or other agreement with any Governmental Authority that imposes any continuing obligations on the Business arising out of a violation or alleged violation of any Health Care Law. As of the date hereof, to Seller’s Knowledge, no Governmental Authority has, during the preceding three (3) years, provided written notice to Seller of its intent to conduct any review (other than reviews that are routine in the ordinary course of business, consistent with past practices) with respect to compliance with any Business Permit. To Seller’s Knowledge, there is no material legal proceeding or other investigation or action pending by or before any Governmental Authority, or threatened in writing, which alleges a material violation of any Health Care Laws by Seller related to the Business.
(g) Seller is not a party to any Contracts with any third party payors that arise out of or relate to the Business.
(h) To Seller’s Knowledge, during the preceding six (6) years, Seller has not claimed nor received payment materially in excess of the amount provided or allowed by applicable Law.
(i) To Seller’s Knowledge, except as in compliance in all material respects with applicable Health Care Laws, no Contract of the Business is (including any joint venture or consulting contract) with any physician, immediate family member of a physician, or other person who or which is in a position to make or influence referrals to, or otherwise generate business for, Seller related to the Business, as those terms are defined in the applicable Health Care Laws.
Section 4.20  HIPAA and Privacy.
(a) Seller has developed and maintains policies, procedures and practices relating to the acquisition, collection, retention, maintenance, use, storage, safeguarding, privacy, security, confidentiality, processing, transfer, destruction, disclosure, and protection of Protected Personal Information, including, without limitation, a privacy policy and written information security policies (“Privacy Policies”), as are required to comply in all material respects with all applicable Laws (including Health Care Laws). Seller has a valid and legal right (whether contractually, by Law or otherwise) to access or use the Protected Personal Information and any other information of any Person that Seller has used in connection with the operation of the Business. Seller requires the Business’s vendors, independent contractors and other Persons providing services to it in connection with which such vendor, independent contractor or other Person would have access to or receive any Protected

Personal Information of or maintained by Seller to execute an agreement containing confidentiality provisions compliant with all applicable Laws with respect to such vendors’, independent contractors’ or other Persons’ access to or receipt of such Protected Personal Information held by or received from Seller, and otherwise takes action to restrict access by its vendors, independent contractors and other Persons to Protected Personal Information on Seller’s systems or in their possession. During the preceding six (6) years, there has been no unauthorized access, use or disclosure of Protected Personal Information in the possession or control of Seller or, to Seller’s Knowledge, any of its contractors.
(b) Seller is and, during the preceding six (6) years, has been in material compliance with (i) all applicable Laws, self-regulatory guidelines and industry standards and guidelines pertaining to the collection, storage, use, disclosure, and transfer of Protected Personal Information, data protection and e-commerce, (ii) all Privacy Policies of Seller, and (iii) all Contracts (or portions thereof) between Seller and all customers, vendors, marketing affiliates, business partners and other Persons that are applicable to the use and disclosure of Protected Personal Information (“Privacy Contracts”) related to the Business. No Protected Personal Information has, in connection with the Business, been (A) collected, used, stored or otherwise interacted with by Seller, or any other Software disseminated by any Person on behalf of Seller, in material violation of any applicable Laws, Privacy Policies or Privacy Contracts or (B) transferred or disclosed by Seller to third parties in violation of any applicable Laws, Privacy Policies or Privacy Contracts. Seller does not use any of the Protected Personal Information it receives through any websites or otherwise in connection with the Business in a manner that in any way violates in any material respect any applicable Law, Privacy Policy or Privacy Contract. Seller does not use any tracking application in a manner that violates any Law or applicable industry guideline (including the Digital Advertising Alliance’s Industry Self-Regulatory Program for Online Behavioral Advertising).
(c) Seller has not received any oral or written complaint, claim, demand, inquiry, or other notice, including a notice of investigation from any third party, any Governmental Authority or regulatory or self-regulatory authority or entity regarding its collection, use, storage, processing, transfer or disclosure of Protected Personal Information that is used in connection with the Business or alleging that Seller’s collection, processing, use, storage, security and/or disclosure of Protected Personal Information in connection with the Business is in violation of any applicable Laws, Privacy Policies or Privacy Contract, or otherwise constitutes an unfair, deceptive, or misleading trade practice. To Seller’s Knowledge, neither the execution, delivery nor performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement, will violate any Privacy Policy or any Privacy Contract.
(d) To Seller’s Knowledge, Protected Personal Information used, collected or maintained in connection with the Business is not maintained by Seller for longer than is permitted by any applicable Law or Contract.
(e) To Seller’s Knowledge, there has not been any material breach of any Protected Personal Information. To Seller’s Knowledge, no service provider (in the course of providing services for or on behalf of the Business) has suffered any material breach of Protected Personal Information.
Section 4.21  Certain Payments. During the last six (6) years, neither Seller, nor any director, officer, shareholder, agent, or employee of Seller, has directly or indirectly, with respect to the Business (a) made any bribes, payoffs or kickbacks, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii)

to obtain special concessions or for special concessions already obtained, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller, provided that the foregoing shall not be applicable or relate to gifts, entertainment, travel, lodging and similar benefits afforded to representatives of customers, vendors and suppliers and others in accordance with industry practices.
Section 4.22  No Brokers. No broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and no other broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Seller.
Section 4.23  No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material delivered or made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.
Section 5.01  Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Florida.
Section 5.02  Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement and each Transaction Document to which Buyer is a party has been duly executed and delivered by Buyer and is binding upon, and legally enforceable against, Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 5.03  No Conflicts; Consents. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the passage of time: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent or approval of, or registration, notification, filing, and/or declaration with, any Governmental Authority is required to be given or made by Buyer in connection with the execution, delivery, and performance by Buyer of this Agreement the Transaction Documents or the taking by Buyer of any other action contemplated hereby or thereby.
Section 5.04  Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS AND COVENANTS
Section 6.01  Employees and Employee Benefits.
(a) Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to all Employees set forth on Section 6.01(a) of the Disclosure Schedules (the Employees who accept such employment and satisfies Buyer’s established objective and nondiscriminatory hiring and onboarding criteria (including, without limitation, applicable background checks, drug screening and verification of employment authorization), the “Transferred Employees”), pursuant to offer letters in substantially the form attached hereto as Exhibit D. Employees who do not accept employment with Buyer will not become employees of Buyer or its Affiliates. Except with respect to any offer letter or other employment agreement that Buyer may enter into with any Transferred Employee, each Transferred Employee shall be an employee “at will” subject to Buyer’s employment policies.
(b) For a period of thirty-six (36) months after the Closing Date, Seller shall retain all liabilities arising prior to the Closing Date in respect of its current and former employees under any and all employee benefit plans, policies or practices of Seller and under applicable Law. Seller agrees to pay prior to the Closing any and all severance payments, termination payments, the value of his or her accrued but unused vacation days, sick days and other paid time off, wages, salaries, commissions, bonuses and other compensation for any services performed for Seller by the Transferred Employees (or otherwise due to the Transferred Employees) prior to the Closing (including without limitation any payments or other bonuses payable as a result of this Agreement and the transactions contemplated by this Agreement or resulting from the termination of any Transferred Employees in connection with this Agreement). Buyer and Seller acknowledge that the termination of Transferred Employees by Seller will result in a termination of “Service” to Seller for each of the Transferred Employees for the purposes of any stock options to purchase shares of Common Stock held by such Transferred Employees. Therefore, the unvested portions of such stock options will expire on the Closing Date and the vested portions of such stock options, if any, will expire on the date that is not more than ninety (90) days after the Closing Date. Buyer shall cooperate with Seller, at Seller’s expense, in distributing notice of this stock option treatment to the Transferred Employees, and making commercially reasonable efforts, at

Seller’s expense, to obtain a signed acknowledgement of receipt of such notice from each Transferred Employee. If applicable, Seller shall be responsible for, and shall comply with, all WARN Act obligations relating to periods prior to the Closing Date or associated with, or incurred as a result of, the transactions contemplated by this Agreement. Seller shall be responsible for providing health benefit continuation coverage under Section 162(k) and Section 4980B of the Code with respect to (i) any former employee of Seller and any other qualified beneficiary under any group health plan who as of the Closing Date is receiving or is eligible to receive such continuation coverage and (ii) any employee of Seller and any qualified beneficiary with respect to such employee.
Section 6.02  Confidentiality.
(a) The Parties acknowledge and agree that the Confidentiality Agreement shall terminate and be of no further force and effect from and after the Closing. Buyer covenants and agrees to keep confidential for a period of ten (10) years after the Closing Date, Confidential Information of the Seller not related to the Business provided to Buyer pursuant to this Agreement.
(b) From and after the Closing and until the tenth anniversary of the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its representatives to, hold in confidence any and all non-public or otherwise Confidential Information, whether written or oral, exclusively related to the Business and the Buyer.
(c) For purposes of this Section 6.02, “Confidential Information” shall mean all non-public business or technical information, whether or not stored in any medium, relating to the disclosing party's business (and those of its parent and affiliate companies, suppliers and customers) including but not limited to, equipment, software, designs, samples, technology, technical documentation, product or service specifications or strategies, marketing plans, pricing Information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and products, inventions, unreleased software applications, methodologies, policies and procedures, all Intellectual Property and other know-how, drawings, photographs, models, mock-ups, and design and performance specifications, production volumes, production schedule, employees and other service providers, and all other confidential or proprietary information used exclusively in the Business, including any Transferred Intellectual Property. In the event that the Seller or any of its agents, representatives, Affiliates, employees, officers or directors becomes legally compelled to disclose any such Confidential Information, the Seller shall, to the extent it is legally permitted to do so, provide notice to the Buyer in writing and consult with the Buyer regarding the disclosure of such information and use its commercially reasonable efforts to obtain any appropriate protective order, at the Buyer’s cost, or other reasonable assurance that confidential treatment will be accorded such information. In the event that such protective order or other remedy is not obtained, or the Buyer waives compliance with this Section 6.02, the Seller shall furnish only that portion of such Confidential Information which, in the opinion of the Seller’s counsel (which may include in-house counsel), is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information. This Section 6.02 shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller or any of its agents, representatives, Affiliates, employees, officers or directors. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain or would be reasonably understood by one skilled in the applicable art.

Section 6.03  Public Announcements. Following the Closing and for a period of eighteen months (18) months thereafter, unless otherwise required by applicable Law, rules or regulations of the Exchange Act or stock exchange requirements (based upon the reasonable advice of counsel), including, for the avoidance of doubt, the requirement to file this Agreement on Form 8-K, no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.
Section 6.04  Taxes.
(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (collectively, “Transfer Taxes”) shall be shared equally by Buyer and Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
(b) For any taxable period beginning on or before, and ending after, the Closing Date (a “Straddle Period”), all property Taxes and other similar periodic Taxes (which, for the avoidance of doubt, shall not include income Taxes or sales Taxes) imposed on or assessed with respect to the Purchased Assets will be allocated to the portion of such Straddle Period ending on the Closing Date based on a fraction, the numerator of which is the total number of days in such Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period. With respect to Taxes described in this Section 6.04(b), Seller will timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer will prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one Party remits to the appropriate Tax authority payment for Taxes, which are subject to proration under this Section 6.04(b) and such payment includes the other Party’s share of such Taxes, such other Party will promptly reimburse the remitting Party for its share of such Taxes. The covenants set forth in this Section 6.04 shall survive until, and any claim related thereto must be brought before, sixty (60) days after expiration of the statute of limitations.
Section 6.05  Further Assurances. Following the Closing, and for a period of eighteen (18) months thereafter, each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect and perfect the transfer to Buyer of good and valid title to any and all of the Purchased Assets (including without limitation performing all acts necessary to effect the transfer and registration of any Intellectual Property Assets and to perfect, obtain, maintain, enforce and defend any rights assigned) and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
Section 6.06  Payments. Following the Closing and for a period of eighteen (18) months thereafter, Seller will (a) deliver to Buyer within five (5) days following receipt thereof any mail or other communication received by Seller after the Closing relating to the Purchased Assets or the Assumed Liabilities and any cash, checks or other instruments of payment or any invoices or other demands for payment in respect thereof and, (b) cause any financial institution to which any cash, checks or other instruments of payment are delivered with respect to the Purchased Assets or the Assumed Liabilities, through any “lock-box” or similar arrangement, to immediately remit same to

Buyer. Buyer shall deliver to Seller within five (5) days following receipt thereof any mail or other communication received by Buyer after the Closing relating to the Excluded Assets or Excluded Liability, and any cash, checks or other instruments of payment or any invoices or other demands for payment in respect thereof. Seller shall periodically provide Buyer with such additional evidence or supporting detail as Buyer may reasonably request regarding particular payments or outstanding accounts included in the Purchased Assets or the Assumed Liabilities.
Section 6.07  Non-Competition and Non-Solicitation.
(a) Partially in consideration of the payment of the Purchase Price and the assumption of the Assumed Liabilities, for a period of three (3) years commencing on the Closing Date (“Restricted Period”), Seller shall not, directly or indirectly, (i) engage or participate in any business activity that is in direct competition with any activities of the Business as currently conducted by Seller (the “Restricted Business”) anywhere in the United States of America including its territories and possessions (the “Territory”), or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory. For purposes of this Section 6.07(a), the term “engage in” shall encompass and include, without limitation, owning an interest in, managing, operating, joining, controlling, lending money or rendering financial or other assistance to or participating in a business, whether as a partner, shareholder, member, consultant or otherwise, and whether the activity is performed or occurs directly or indirectly. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.
(b) As a separate and independent covenant, during the Restricted Period, Seller shall not, and shall use its commercially reasonable efforts to ensure that none of its Affiliates, solicit customers of the Business with the intent to modify, reduce or terminate their business or relationship with Buyer or any of its Affiliates, or become a customer of Seller or any of its Affiliates with respect to the Business. For purposes of this Section 6.07, “solicit” shall include any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any Person, in any manner, to take or refrain from taking any action.
(c) During the Restricted Period, Seller shall not, and shall use their reasonable best efforts to ensure that none of their respective Affiliates, directly or indirectly, solicit for employment or other services, or employ or engage, as an employee any Transferred Employee or any other employee who is or was employed by Buyer or its Affiliates during the Restricted Period, or encourage any such Transferred Employee to leave such employment or solicit any such Transferred Employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such Transferred Employee.
(d) Seller acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(e) Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.08  Post-Closing Access to Records. Following the Closing and for a period of five (5) years thereafter, Buyer and Seller shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to Liabilities for Taxes, or any other matter for which cooperation and assistance is reasonably requested. Such assistance shall include making employees, information, records and other reasonably requested materials available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The Party requesting assistance under this Section 6.08 shall reimburse the assisting Party for reasonable out-of-pocket expenses incurred in providing assistance. Buyer and Seller will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Seller and Buyer, shall (and shall cause their respective affiliates to): (a) provide timely notices to the other Party in writing of any pending or threatened Tax audits or assessments relating to the Business or the Purchased Assets for taxable periods for which any other Party may be responsible under this Agreement or otherwise; and (b) furnish the other parties with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any taxable period for which any other Party be responsible under this Agreement or otherwise.
Section 6.09  Bulk Sale Waiver and Indemnity. The Parties acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing; and, in consideration of such waiver by Buyer, following the Closing until sixty (60) days after expiration of the statute of limitations, Seller shall indemnify, defend and hold the Buyer Indemnitees harmless against any claims or damages resulting from or arising out of such waiver and failure to comply with applicable bulk sales laws.
ARTICLE VII
INDEMNIFICATION
Section 7.01  Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect, until and any claim hereunder must be brought before, the date that is eighteen (18) months from the Closing Date; provided, however, that the representations and warranties contained in (i) Section 4.05 (Intellectual Property), Section 4.19 (Healthcare) and Section 4.20 (HIPAA and Privacy) shall survive the Closing and shall remain in full force and effect until and any claim hereunder relating thereto must be brought before, the third (3rd) anniversary of the Closing Date, (ii) Section 4.01 (Organization), Section 4.02 (Authority), Section 4.03(a) and (b) (No Conflicts), Section 4.04 (Title; Condition), Section 4.15 (Related Party Transaction) and Section 4.22 (No Brokers) shall survive indefinitely, and (iii) Section 4.18 (Taxes) shall survive until and any claim related thereto must be brought before, sixty (60) days after expiration of the statute of limitations (the representations and warranties identified in subsections (i), (ii) and (iii) of this Section 7.01 are collectively referred to herein as the “Fundamental Matters”). None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing or anything else to the contrary, if any claim or proceeding is to be made or brought by an indemnitee within the applicable time period set forth above in this Section 7.01, such claim, and the representation, warranty and/or covenant alleged to have been breached in such claim or proceeding, and all indemnification obligations of the Parties with respect thereto, shall survive until the final resolution of such claim by settlement, arbitration, litigation or otherwise. Any claims, actions or suits that either Seller, on the one hand, or Buyer, on the other hand, may have against the other that arise from fraud or intentional misrepresentation on the part of such other Party in connection with this Agreement or the transactions contemplated hereunder, shall continue in full force and effect without limitation.
Section 7.02  Indemnification By Seller. Seller shall hold harmless and indemnify Buyer and all of Buyer's stockholders, Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a “Buyer Indemnitee”) from and against any and all Losses resulting from:
(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; provided that solely with respect to a breach of a representation or warranty set forth in the fifth and eighth sentences of Section 4.07(a), or Sections 4.07(b), 4.14, 4.19 or 4.20, the amount of Losses arising from such a breach shall be determined without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein;
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or the Transaction Documents;
(c) any Excluded Liabilities or Excluded Assets; or
(d) any claim by any person for payment of any fees or expenses incurred by Seller in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.
With respect to indemnification by Seller pursuant to this Section 7.02, the Buyer Indemnitees shall be required to seek recovery of Losses (i) first, from the Escrow Amount (to the extent thereof) and (ii) second, to the extent that any amount of such Losses exceeds the remaining Escrow Amount (if any), directly from Seller.

Section 7.03  Certain Limitations. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 shall be subject to the following limitations:

(a) Other than with respect to the Fundamental Matters, or common law fraud or intentional misrepresentation, the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) until the aggregate amount of all Losses thereunder exceeds $250,000, in which event the Indemnifying Party shall be required to pay or be liable for Losses in excess thereof.
(b) Other than with respect to the Fundamental Matters, or common law fraud or intentional misrepresentation, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) and pursuant to the Transition Services Agreement shall not exceed $4,000,000 in the aggregate; provided, however, that the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) with respect to Fundamental Matters and/or pursuant to Sections 7.02(b) – (e) shall not exceed the Purchase Price.
(c) Payments by an Indemnifying Party pursuant to Section 7.02 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Loss, in each case net of income Taxes payable upon the receipt of such insurance proceeds or other payment.
(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.
(e) Seller shall not be liable under this ARTICLE VII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had Knowledge of such inaccuracy or breach prior to the Closing.
(f) No Indemnified Party will be entitled to recover from an Indemnifying Party for any Losses as to which indemnification is provided under this Agreement for, and the Parties expressly waive any right to recover, any punitive, consequential or exemplary damages (other than any such damages that are components of damages awarded to any third party for any claim for which such Indemnified Party is entitled to indemnification hereunder).
Section 7.04  Notice of Loss; Third Party Claims.
(a) An Indemnified Party shall give the Indemnifying Party written notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
(b) If an Indemnified Party receives notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for a Loss under this Article VII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any

Indemnified Party otherwise than under this Article VII. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice reasonably satisfactory to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party’s counsel (which may include in-house counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the sole cost and expense of the Indemnified Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. Notwithstanding anything in this Section 7.04 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the prior written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim. Notwithstanding anything in this Section 7.04 to the contrary, the Indemnifying Party shall not be entitled to undertake the defense of a Third Party Claim if such Third Party Claim relates to or arises in connection with (x) any criminal Action or (y) any Action primarily seeking equitable or remedial relief or (z) any Action that is asserted directly by or on behalf of a Person that is a customer of the Business.
Section 7.05 Exclusive Remedies. Subject to Section 9.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, except for the right to specifically enforce the provisions of this Agreement as provided herein, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Notwithstanding the foregoing, this Section 7.04 shall not apply in the case of claims under common law fraud or intentional misrepresentation. Nothing in this Section 7.04 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.11.
Section 7.05  Distributions from the Escrow Funds; Survival.
(a) In the event that (a) the Seller shall not have objected to the amount claimed by a Buyer Indemnified Party for indemnification with respect to any Loss set forth in a notice provided in accordance with Section 7.04(a) or (b) the Seller shall have delivered notice of a disagreement as to the amount of any indemnification requested by a Buyer Indemnified Party and either (i) the Seller and such Buyer Indemnified Party shall have, subsequent to the giving of such notice, mutually agreed that the Seller is obligated to indemnify such Buyer Indemnified Party for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by such Buyer Indemnified Party for indemnification from the Seller and the Escrow Agent shall have received, in the case of clause (a) or (b)(i) above, written instructions from the Seller and such Buyer Indemnified Party or, in the case of clause (b)(ii) above, a copy of the final nonappealable judgment of the court, the Escrow Agent shall deliver to such Buyer Indemnified Party from the Escrow Funds any amount determined to be owed to the Buyer Indemnified Party under this Article 7 in accordance with the Escrow Agreement.
(b) Upon the date which is eighteen (18) months following the Closing Date, the Seller and the Buyer shall jointly instruct the Escrow Agent to release to the Seller the balance of the Escrow Amount, minus any amounts delivered to a Buyer Indemnified Party pursuant to Section 7.06(a) or for which an unresolved claim for indemnification pursuant to Section 7.04(a) has been made.
Section 7.06  Tax Treatment. Seller and Buyer agree that all payments made by either of them to or for the benefit of the other under this Article 7, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants shall be treated as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a relevant jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the Indemnified Party on an after-Tax basis.
ARTICLE VIII
CONFIDENTIALITY
Section 8.01  Confidentiality. At all times, Seller shall, and shall cause its Affiliates and Representatives to, safeguard and hold all non-public information in and relating to the Purchased Assets (“Confidential Information”) in strict confidence and shall not communicate, reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than Buyer) or use any Confidential Information in any manner or for the benefit of any Person. Notwithstanding the foregoing, Seller may disclose Confidential Information: (a) with Buyer’s prior written consent or following Buyer’s public disclosure of such Confidential Information; or (b) to the extent the disclosure is required by a valid order of a court or other governmental authority having jurisdiction, provided that Seller gives prior written notice to Buyer of such required disclosure, uses reasonable efforts to obtain (or assist Buyer in obtaining) a protective order preventing or limiting the disclosure, and discloses only so much of the Confidential Information as is required by such order.
ARTICLE IX
MISCELLANEOUS
Section 9.01  Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient (so long, in the case of electronic mail, as a receipt of such electronic mail is requested and received and provided that an “automated email response,” including any form of “out-of-office” or similar response, shall not be deemed receipt); or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Human Longevity, Inc. 4570 Executive Drive San Diego, California 92121 E-mail: jhu@humanlongevity.com Attention: General Counsel
with a copy to:	Coblentz Patch Duffy & Bass LLP One Montgomery Street, Suite 3000 San Francisco, California 94104 E-mail: pjt@cpdb.com Attention: Paul J. Tauber
If to Buyer:	NeoGenomics Laboratories, Inc. 12701 Commonwealth Drive, Suite 9 Fort Myers, Florida 33913 E-mail: denise.pedulla@neogenomics.com Attention: General Counsel
with a copy to:	K&L Gates LLP 200 S. Biscayne Blvd., Suite 3900 Miami, FL 33134 E-mail: clayton.parker@klgates.com Attention: Clay Parker

Section 9.03  Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (e) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires and where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (f) references to “written” or “in writing” include in electronic form; (g) the word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns; (h) although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content); (i) the doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby; (j) any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided, that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 9.04  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 9.05  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.06  Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter with the exception of the Confidentiality Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 9.07  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Buyer may assign all or any portion of this Agreement, including the right to purchase any and all Purchased Assets, to one or more Affiliates of Buyer without the consent of Seller, provided, that Buyer may assign all of its rights under this Agreement to its lender (or any agents therefor) for collateral security purposes, which shall be deemed to include any further assignment or transfer that may occur due to a foreclosure or other remedy under such loan documents. No assignment shall relieve the assigning Party of any of its obligations hereunder.
Section 9.08  No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than Indemnified Parties pursuant to ARTICLE VII).
Section 9.09  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by a Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 9.10  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).
Section 9.11  Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 9.12  Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (including, without limitation, DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HUMAN LONGEVITY, INC.

By: ____/s/ David Karow_______

Name: David Karow, M.D., Ph.D.

Title: President

NEOGENOMICS LABORATORIES, INC.

By: _____/s/ Douglas VanOort______

Name: Douglas VanOort

Title: Chairman & CEO